UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      January 16, 2015

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01    Entry into a Material Definitive Agreement

On January 16, 2015, ten wholly-owned subsidiaries (each, a “Sublessor”) of AdCare Health Systems, Inc. (“AdCare”) entered into separate sublease agreements pursuant to which each Subleasor will lease one of ten skilled nursing facilities located in Arkansas, and owned by a subsidiary of AdCare, to a wholly-owned subsidiary of Aria Health Group, LLC (each, a "Sublessee"), commencing on March 1, 2015, subject to, among other things: (i) such Sublessee’s receipt of all licenses and other approvals from the State of Arkansas to operate such facility; and (ii) approval of the mortgage lender with respect to such facility. Each sublease agreement is structured as triple net lease wherein the Sublessee is responsible for the day-to-day operation, ongoing maintenance, taxes and insurance for the duration of the sublease. Pursuant to each sublease agreement, the initial lease term is five years with a five-year renewal option. The annual rent under all of the sublease agreements in the first year will be $6.5 million in the aggregate, and the annual rent under each sublease will escalate at 2% each year through the initial term and 3% per year upon renewal. The sublease agreements are cross-defaulted.
In connection with entering into the sublease agreements, each Sublessor and Sublessee also entered into an operations transfer agreement with respect to the applicable Arkansas Facility, each containing customary terms and conditions.

With respect to each sublease agreement, if certain conditions precedent have not been satisfied or waived by February 27, 2015, either the Sublessor or Sublessee may terminate the sublease and the related operations transfer agreement by written notice of termination to either party by February 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2015	ADCARE HEALTH SYSTEMS, INC.

/s/ William McBride III
William McBride III
Chief Executive Officer

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